INVESTMENT SUB-ADVISORY AGREEMENT

This INVESTMENT SUB-ADVISORY AGREEMENT (this “Agreement”) is made and entered into effective as of March 23, 2026, by and between Long Short Advisors, LLC, a Pennsylvania limited liability company (the “Adviser”) and Grantham, Mayo, Van Otterloo & Co., LLC, a Massachusetts limited liability company (the “Sub-Adviser”).

WHEREAS, LS Opportunity Fund (the “Fund”) is a separate series of Valued Advisers Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and, pursuant to an investment advisory agreement with the Trust, is vested with the authority to select and retain one or more sub-advisers for the Fund, subject to the oversight and approval of the Board of Trustees of the Trust (the “Board”) and applicable law;

WHEREAS, the Adviser desires, subject to the approval of the Board, to retain the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund’s assets, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

1.               Appointment of the Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as a sub-adviser for the Fund, subject to the supervision and oversight of the Adviser and the Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will serve as an independent contractor and shall have no authority to act for or represent the Trust, the Fund, or the Adviser in any manner, nor shall the Sub-Adviser be deemed an agent of the Trust, the Fund, or the Adviser, except as expressly authorized by this Agreement or by a written instrument executed by the Trust (on behalf of the Fund), the Adviser, and the Sub-Adviser.

2.               Acceptance of Appointment and Custody of Fund Assets. The Sub-Adviser hereby accepts its appointment as sub-adviser to the Fund and agrees to perform the services described in this Agreement, for the compensation specified herein. The assets of the Fund shall be maintained in the custody of a custodian duly appointed by the Trust, as identified in writing by the Adviser. The Sub-Adviser shall not have custody of, or physical control over, any securities, cash, or other assets of the Fund, and shall not be responsible for any loss or other liability arising from any act or omission of the custodian, except to the extent such loss or liability results directly from the Sub-Adviser’s instructions or actions in contravention of this Agreement.

1	Exhibit d(3)

3.	Obligations of the Sub-Adviser.

(a)             Services. Subject to the supervision and oversight of the Adviser and the control of the Board and officers of the Trust, the Sub-Adviser agrees to perform the following services (the “Services”) for the Fund: (i) manage the investment and reinvestment of the assets of the Fund on a discretionary basis, including determining and implementing the purchase, retention, or sale of securities and other instruments for the Fund; (ii) review, supervise, and administer the investment program of the Fund, monitor portfolio holdings and liquidity, assess portfolio risk, and ensure ongoing compliance with applicable investment guidelines, policies, and restrictions as set forth in the Fund’s prospectus, statement of additional information, and governing documents, as amended from time to time; (iii) provide the Adviser, Trust, and Fund with such records regarding the Sub-Adviser’s activities under this Agreement as may be required by applicable law or as reasonably requested; (iv) render regular reports to the Adviser, and as requested, to the Board and officers of the Trust, concerning the Sub-Adviser’s discharge of these responsibilities, including but not limited to portfolio holdings, compliance certifications, and risk assessments; (v) cooperate with the Adviser, the Trust, and their respective service providers, auditors, and regulators, providing such assistance, information, certifications, and access to personnel as may be reasonably requested for compliance, audit, examination, regulatory, or Board oversight purposes; (vi) manage the assets of the Fund in accordance with such investment mandates, portfolio guidelines, or other parameters as may be established and provided in writing by the Adviser from time to time, in each case to the extent consistent with the disclosure set forth in the then-effective prospectus and statement of additional information of the Fund (the “Adviser Mandates”); and (vii) promptly notify the Adviser in writing upon identifying any material exception, error, or deviation by the Sub-Adviser from the Adviser Mandates then in effect, and cooperate with the Adviser in evaluating and addressing any such occurrence.

The Sub-Adviser shall discharge its responsibilities in accordance with (i) all policies, procedures, and instructions established by the Board or officers of the Trust; (ii) the Fund’s governing documents, prospectus, statement of additional information, and compliance policies; and (iii) all applicable federal and state laws, rules, and regulations, including self-regulatory organization rules (collectively, the “Rules”), including, without limitation, Rule 38a-1 under the 1940 Act, Rule 206(4)-7 under the Advisers Act, and all policies and procedures reasonably designed to prevent the misuse of material nonpublic information and to safeguard personal and confidential information as required under Regulation S-P and other applicable privacy laws. The Sub-Adviser may perform any of its obligations hereunder through its directors, officers, employees, or agents, or through the engagement of qualified third parties, provided that any such delegation does not relieve the Sub-Adviser of its responsibilities under this Agreement and is made in compliance with the Rules and the Trust’s policies and procedures.

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(b)             Proxy Voting. The Sub-Adviser shall exercise voting authority with respect to portfolio securities held by the Fund in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner consistent with the Fund’s registration statement and other disclosure documents. The Sub-Adviser shall maintain records of all proxy votes cast on behalf of the Fund and shall provide regular reports to the Adviser regarding such voting activity, including any material voting decisions or conflicts of interest, as reasonably requested. The Sub-Adviser shall cooperate with the Trust’s Chief Compliance Officer and the Adviser in the preparation of the Fund’s annual proxy voting record for submission to the SEC on Form N-PX or any successor form, including providing all information reasonably necessary for timely and accurate filing.

(c)             Marketing and Promotional Cooperation. The Sub-Adviser shall, upon reasonable request and to the extent permitted by applicable law and regulation, cooperate with the Adviser in connection with the Adviser’s marketing and promotional initiatives relating to the Fund. Such cooperation may include, consulting with the Adviser on the development and implementation of marketing, communications, or distribution support plans for the Fund; making relevant personnel reasonably available for meetings, presentations, or discussions with current or prospective investors that have assets above $5 million or other stakeholders; and providing information, commentary, or perspectives regarding the Fund’s investment strategy, philosophy, or performance for use in marketing or promotional materials, subject to the Sub-Adviser’s internal policies and procedures. The parties shall agree upon a reasonable schedule associated with such meetings. The Adviser and the Sub-Adviser shall reasonably cooperate to conduct such activities in good faith and in a manner consistent with prevailing industry practice, regulatory requirements, and the operational and compliance needs of each party.

(d)             Expenses and Personnel. The Sub-Adviser shall, at its own expense or at the expense of its affiliates, furnish the Services and provide such office space, facilities, equipment, and personnel as may be reasonably necessary to perform the Services on the terms and for the compensation provided herein. Except as expressly assumed by the Sub-Adviser herein or as required by applicable law, the Adviser shall pay the Sub-Adviser the compensation set forth in this Agreement, and the Fund shall not pay any fee directly to the Sub-Adviser. Each party shall bear its own costs and expenses relating to the negotiation, execution, and performance of this Agreement and the interim transition, except as otherwise expressly provided herein or as mutually agreed in writing. The parties acknowledge that the Fund shall be responsible for its investment-related taxes.

(e)             Books and Records. All books and records prepared and maintained by the Sub-Adviser for the Fund under this Agreement shall be the property of the Trust and the Fund. Upon request, the Sub-Adviser shall promptly surrender such books and records to the Trust or to the Adviser for the benefit of the Trust and the Fund. The Sub-Adviser shall maintain such books and records in accordance with (i) the 1940 Act, (ii) the Advisers Act, (iii) other

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applicable Rules, and (iv) the Trust’s recordkeeping policies, and shall provide timely access to such books and records for compliance testing, audits, examinations, and regulatory inquiries, subject to reasonable confidentiality and information security safeguards.

(f)              Notification to Adviser. The Sub-Adviser shall provide written notice to the Adviser, promptly and in no event later than five business days (unless sooner notification is required by applicable law) following the occurrence of any of the following events: (i) the Sub-Adviser ceases to be registered as an investment adviser under the Investment Advisers Act of 1940 or fails to maintain any required state, federal, or self-regulatory organization registration applicable to its operations or those relating to the Fund; (ii) the Sub-Adviser or any of its personnel is served with, any action, suit, proceeding, inquiry, or investigation, whether at law or in equity, before any court, public board, or body, in each case involving the affairs of the Fund; (iii) the Sub-Adviser or any personnel is required to respond affirmatively to any disciplinary question on Form ADV or Form U-4; (iv) the departure of, or transfer of controlling interest by, any management personnel of the Sub-Adviser; (v) any event that reasonably could have a material adverse effect on the Sub-Adviser’s ability to perform its obligations under this Agreement; (vi) change in the Sub-Adviser’s accountant, bookkeeper, or any other third-party service provider playing a material role in the Sub-Adviser’s financials or financial reporting; (vii) the hiring or termination of any personnel who perform a material role in the investment decision-making process of the Sub-Adviser; or (viii) any material change in the roles or responsibilities of personnel who perform a material role in either the investment decision-making process of the Sub-Adviser.

(g)             Fund Transactions. Subject to the supervision and oversight of the Adviser and the control of the Board, the Sub-Adviser is authorized to place orders for the purchase and sale of portfolio securities and other instruments for the Fund and to select brokers and dealers for the execution of such transactions, in its discretion, in accordance with the Sub-Adviser's policies and applicable law. In selecting brokers or dealers, the Sub-Adviser shall seek to obtain execution that, in its reasonable judgment, is most advantageous to the Fund, taking into account all relevant factors including, but not limited to, price, execution quality, market impact, available liquidity, and the overall value of the services provided by the broker or dealer. The Sub-Adviser may consider the provision of brokerage or research services, as such terms are used in Section 28(e) of the Securities Exchange Act of 1934, to the extent the Sub-Adviser believes such consideration is consistent with applicable law, the Fund’s interests, and the Trust’s policies as communicated to the Sub-Adviser. The Sub-Adviser is authorized to enter into and execute such agreements as may be necessary in order to carry out its duties under this Agreement. To the extent that the Sub-Adviser is permitted pursuant to the Prospectus to engage in transactions that are required to be executed under a trading agreement (e.g., derivative transactions or repurchase agreements), the Sub-Adviser shall only enter into such transactions with a dealer or counterparty that has entered into an agreement with the Trust on behalf of the Fund.

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       The Sub-Adviser may, when it deems appropriate, aggregate the Fund’s portfolio transactions with orders for its other clients, provided such aggregation is consistent with applicable law and the Sub-Adviser’s allocation policies, and shall allocate the resulting trades in a manner that is fair and equitable over time.

The Sub-Adviser shall monitor the execution and settlement of portfolio transactions and shall promptly inform the Adviser of any material issues affecting the quality, timeliness, or settlement of transactions for the Fund. The Sub-Adviser shall provide the Adviser, and as applicable the Board, with such information and periodic reports regarding portfolio transactions, trading practices, and execution quality as the Adviser may reasonably request or as may be required under applicable law or the Trust’s policies. The Sub-Adviser shall maintain records of all portfolio transactions effected on behalf of the Fund in accordance with the 1940 Act, the Advisers Act, and the Trust’s recordkeeping policies, and shall make such records available to the Adviser, the Trust, and their respective agents or regulators upon request, subject to reasonable confidentiality safeguards.

4.               Valuation. The parties acknowledge and agree that the Sub-Adviser bears no responsibility for the valuation or pricing of securities or other assets acquired, held, or sold by the Fund, except that, upon the reasonable request of the Adviser and in connection with the Adviser’s duties as “valuation designee” under Rule 2a-5 of the Investment Company Act of 1940, as amended, the Sub-Adviser shall provide such assistance as the Adviser may reasonably require in facilitating the valuation of the Fund’s portfolio securities, including by supplying relevant information with respect to securities recommended or purchased by the Sub-Adviser for which reliable market prices are not available through customary pricing services, and by undertaking commercially reasonable efforts to promptly apprise the Adviser of any events or circumstances of which the Sub-Adviser becomes aware and which, in the Sub-Adviser’s reasonable judgment, are likely to have a material effect on the value of such securities. The Adviser shall use reasonable efforts to provide advance written notice to the Sub-Adviser regarding large (greater than 5% of the Fund’s net assets) shareholder purchases or redemptions to the extent that the Adviser has knowledge of the same. The Adviser further acknowledges and agrees that any such information provided by the Sub-Adviser may be proprietary to the Sub-Adviser or constitute material nonpublic information, that the Sub-Adviser shall not be required to provide any information the disclosure of which would contravene applicable legal, regulatory, or contractual obligations, and that any such information shall be used solely for the purpose of valuing portfolio securities and shall be maintained in strict confidence, except that the Chief Compliance Officer of the Trust shall have access to such information, the Trust may make disclosures as required by applicable law, and such information may be maintained as part of the Trust’s books and records in accordance with federal securities laws. Nothing in this provision shall require the Sub-Adviser to take any action or provide any information that would violate any applicable law, regulation, or contractual restriction.

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5.               Compensation and Expenses. The Adviser shall pay to the Sub-Adviser, as full compensation for services provided under this Agreement, a fee (the “Sub-Advisory Fee”) as set forth in Exhibit A. For clarity, the Fund shall not pay any fee directly to the Sub-Adviser. All compensation due to the Sub-Adviser shall be paid solely by the Adviser.

6.               Duties and Restrictions on the Sub-Adviser. The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. The Sub-Adviser shall allocate adequate professional, technological, and operational resources reasonably necessary to perform the Services in accordance with this Agreement.

Notwithstanding the foregoing, except with respect to any pooled investment vehicles with which the Sub-Adviser maintains an investment advisory or sub-advisory relationship as of the Effective Date (including, for the avoidance of doubt, any registered open-end investment management companies), without the prior written consent of the Adviser, the Sub-Adviser shall not provide investment advisory or sub-advisory services to any other pooled investment vehicle whose investment strategy is the same or substantially the same as the Fund (a “Subsequent Fund”) (the rights in this sentence, the “Exclusivity Rights”).

A Subsequent Fund includes any publicly offered registered investment company that: (i) employs a substantially similar investment strategy (i.e. long quality stocks and short ‘junk’ stocks), (ii) has similar geographic exposure as the Fund, (iii) has similar levels of leverage and expected beta as the Fund, and (iv) has net long exposure between 35-80%, and that is (a) managed by GMO’s Focused Equities investment team, or (b) has the same or a lower management fee than the Fund, or (c) has significant (i.e. at least 50%) overlap on the names of the companies in its long portfolio.

The Exclusivity Rights shall apply for a period of two (2) years following the Effective Date (the “Initial Exclusivity Period”).

If, at any time after the Initial Exclusivity Period, net assets in the Fund, measured on a daily basis, fall below $125 million (the “AUM Threshold”) for a period of twelve (12) consecutive months, then the Sub-Adviser shall have the right to terminate the Exclusivity Rights by providing written notice to the Adviser (“Exclusivity Termination Notice”) within thirty (30) calendar days after the end of the twelve (12) month consecutive period where assets were below the AUM Threshold, in which case the Exclusivity Rights will terminate on the date that is three (3) months after the date that the Exclusivity Termination Notice was received by the Adviser. Otherwise, the Exclusivity Rights shall remain.

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7.               Permissible Interests. The parties acknowledge that certain trustees, officers, employees, or shareholders of the Trust, and certain directors, officers, employees, or shareholders of the Sub-Adviser or their respective affiliates, may have relationships with the other. Any such relationships are permitted only to the extent they do not result in the Sub-Adviser being, or becoming during the term of this Agreement, an “affiliated person” of the Adviser, the Trust, or the Former Sub-Adviser for purposes of Section 2(a)(3) of the 1940 Act, do not impair the status of any Independent Trustee under Section 2(a)(19) of the 1940 Act, and do not otherwise violate the 1940 Act or applicable rules thereunder.

8.               Liability and Indemnification. In the absence of its bad faith, gross negligence, willful misconduct, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Adviser, the Fund, or their respective directors, Trustees, officers, or shareholders, for any act or omission in the course of, or connected with, rendering services under this Agreement. Notwithstanding the foregoing, the Sub-Adviser shall indemnify and hold harmless the Adviser, the Fund, and their respective directors, Trustees, officers, and shareholders from and against any and all claims, losses, expenses, obligations, and liabilities (including reasonable attorneys’ fees) that arise or result from the Sub-Adviser’s bad faith, gross negligence, willful misconduct, breach of this Agreement, or reckless disregard of its duties hereunder.

Any obligations of the Fund under this Agreement shall not be binding upon the Trustees or the shareholders of the Fund individually, but shall be binding only upon the assets and property of the Trust with respect to the Fund. The Sub-Adviser is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust or other organizational documents of the Trust and agrees that the obligations assumed by the Fund shall be limited in all cases to the Fund and the Fund’s assets, and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders, Trustees of the Trust, or any individual Trustee. The Sub-Adviser further understands and agrees that the rights and obligations of any Fund under the Declaration of Trust or other organizational documents are separate and distinct from those of any and all other funds within the Trust.

The Adviser and the Sub-Adviser each agree to indemnify, defend, and hold harmless the other party and its affiliates, and their respective officers, directors, partners, managers, employees, and authorized agents from and against any and all claims, damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees and costs, that such party and its affiliates and their respective officers, directors, partners, employees, and authorized agents may suffer, which arise, result from, or relate to this Agreement, except to the extent caused by the bad faith, gross negligence, willful misconduct, or reckless disregard of such party’s duties hereunder. The parties hereto acknowledge and agree that the Sub-Adviser’s obligation to "defend" pursuant to the foregoing sentence shall be limited to circumstances in which the Sub-Adviser is named or identified as a party in any claim, action, arbitration, or other dispute that may invoke the terms of

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this Section. The indemnification provided for herein shall be in addition to any rights that the parties may have at law or otherwise, and shall survive the termination of this Agreement.

9.               Reliance on Information. Each of the Adviser and the Sub-Adviser may rely in good faith on, and shall not be required to independently verify the accuracy or completeness of, any information, instructions, or documentation, whether oral or written, provided to it by or on behalf of the other party, the Trust, the Fund, the Board, or any service provider duly appointed by the Trust or the Adviser. Neither the Adviser nor the Sub-Adviser, nor any of their respective affiliates, shall be liable for any loss, claim, damage, liability, or expense (including reasonable attorneys’ fees and other costs of investigation or defense) arising out of or relating in any way to actions taken or omitted in reasonable reliance upon any such information, instructions, or documentation, provided that such reliance was not manifestly unreasonable under the circumstances. Nothing in this Section shall limit a party’s obligation to act in good faith and with reasonable care in the performance of its duties under this Agreement.

10.            Duration and Termination. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective unless it has first been approved (a) by a vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) if required under the 1940 Act, by an affirmative vote of a majority of the outstanding voting shares of the Fund. This Agreement shall remain in full force and effect continuously thereafter, except as follows:

(a)	Duration. This Agreement will terminate automatically, without the payment of any penalty, unless within two years after its initial effectiveness and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance as provided herein, Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules thereunder.

(b)	Termination by the Board. The Board, or pursuant to a vote of a majority of the outstanding voting shares of the Fund, the Trust, on behalf of the Fund, may at any time terminate this Agreement, without the payment of any penalty, by providing sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser. The Board may also terminate this Agreement with Cause (as defined below) effective immediately or as of such time as the Board deems appropriate.

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(c)	Termination by Parties. The Adviser may terminate this Agreement at any time, without the payment of any penalty, by providing sixty (60) days’ advance written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser.

Unless otherwise agreed in writing by the Adviser, this Agreement may not be terminated by the Sub-Adviser during the Initial Exclusivity Period. Thereafter, the Sub-Adviser may terminate this Agreement, without penalty, upon nine (9) months prior written notice to the Adviser and Trust

Notwithstanding the foregoing, in the event that (i) the Adviser engages in conduct that results in a material SEC enforcement action taken against the Adviser, the Sub-Adviser may terminate this Agreement within ninety (90) days following the public announcement of such enforcement action, upon sixty (60) days’ written notice to the Adviser; or (ii) any Trustee, administrator, transfer agent, or fund accounting agent of the Fund, or any of their respective officers, employees, or affiliates directly involved with the Fund, engages in conduct resulting in a material SEC enforcement action and the Board or Adviser does not terminate the relationship with such party with respect to the Fund, then the Sub-Adviser may terminate this Agreement within ninety (90) days following the public announcement of such enforcement action, upon sixty (60) days’ written notice to the Adviser.

Any rights, obligations, or restrictions of the Parties intended to survive termination of this Agreement shall survive for a period commencing on the effective date of termination and continuing through the end of the survival period that would have applied had the effective date of termination been the end of the then-current term of this Agreement. Accordingly, notwithstanding any other provision of this Agreement or any amendment hereto, all such surviving rights, obligations, and restrictions shall remain in effect through the end of such survival period.

(d)	Assignment. This Agreement shall terminate, without the payment of any penalty, in the event of its assignment as that term is defined under the 1940 Act. For the avoidance of doubt, any assignment by the Sub-Adviser is subject to the notice requirements set forth in Section 10(c), to the extent consistent with the requirements of the 1940 Act. For the further avoidance of doubt, in the event of an assignment and termination of this Agreement pursuant to the requirements of the 1940 Act, any subsequent sub-advisory agreement between the parties and/or their assigns with respect to the Fund will have terms materially consistent with this Agreement.

(e)	No Prejudice and Transition. Any notice of termination served on Sub-Adviser by the Adviser shall be without prejudice to the obligation of Sub-Adviser to complete transactions already initiated or acted upon with respect to the Fund. Upon termination without proper notice as defined in this Agreement by the Adviser, Sub-Adviser will be paid all reasonable expenses Sub-Adviser necessarily incurs in terminating the Agreement.
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Upon termination of this Agreement, the duties of the Adviser delegated to Sub-Adviser under this Agreement automatically shall revert to the Adviser.

11.            Amendments. This Agreement may be amended by the mutual written agreement of the Adviser and the Sub-Adviser with respect to the Fund; provided, however, that no such amendment shall become effective unless approved in accordance with the requirements of the 1940 Act and any applicable rules or regulations thereunder, or pursuant to any exemptive relief or interpretation issued by the SEC or its staff. If required by Section 15 of the 1940 Act or any applicable SEC guidance, any material amendment to this Agreement shall not become effective with respect to the Fund unless and until it has been approved (i) by the affirmative vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote, cast in person at a meeting called for such purpose, of a majority of the Independent Trustees of the Board. To the extent such shareholder or Board approval is not required for a particular amendment under the 1940 Act, the rules or regulations thereunder, or exemptive relief granted by the SEC, such approval shall not be required.

12.            Use of Name. Subject to the terms of this Agreement and applicable law, the Adviser is hereby granted a limited, non-exclusive, revocable right to use the name, track record, and reputation of the Sub-Adviser solely in connection with the marketing and promotion of the Fund during the term of this Agreement, provided that such use shall not imply any ownership interest by either party in the other or any affiliation beyond that contemplated by this Agreement. Any use of the Sub-Adviser’s name, track record, or reputation by the Adviser shall be subject to the Sub-Adviser’s reasonable approval, not to be unreasonably withheld, and shall in all respects comply with applicable law, rules, and regulations. Upon termination of this Agreement, the Adviser shall promptly cease all use of the Sub-Adviser’s name, track record, and reputation in connection with the Fund, except as may be required to comply with applicable law, regulatory requirements, or standard recordkeeping practices.

13.            Governing Law. This Agreement shall be construed in accordance with the laws of (i) the State of Delaware with respect to matters in which the Trust is a named party or (ii) the Commonwealth of Pennsylvania with respect to matters in which the Trust is not a named party, and in either case without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware or Commonwealth of Pennsylvania conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.            Venue/Jurisdiction. In the event of the institution of any such action, suit or proceeding, each of the parties hereto hereby consents to the exclusive jurisdiction and venue of the courts of the (i) State of Delaware with respect to any matter in which the Trust is a named party, or (ii) Commonwealth of Pennsylvania or such other state where the Adviser’s corporate office is located with respect to any matter in which the Trust is not a named party, and each of the parties hereto further consents to the personal jurisdiction of such courts. Any action, suit or proceeding brought by or on behalf of any of the parties hereto relating to such matters shall be commenced, pursued,

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defended and resolved only in such courts and any appropriate appellate court having jurisdiction to an appeal from any judgment entered in such courts. The parties hereto agree that service of process may be made in any manner permitted by the rules of such courts and the laws of the State of Delaware or Commonwealth of Pennsylvania, as applicable. Each party further agrees that the exclusive choice of forum set forth in this Section 14 does not prohibit the enforcement of any judgment obtained in that forum or any other appropriate forum.

15.            Representations

(a)	Representations of the Adviser. The Adviser represents, warrants, and agrees that:

(i)	The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of interim investment sub-advisory Services to the Fund as contemplated by this Agreement.

(ii)	The Adviser is, and will remain at all times during the term of this Agreement, registered as an investment adviser under the Advisers Act, and is not prohibited by the 1940 Act, the Advisers Act, or any other applicable law, regulation, or order from performing its obligations under this Agreement.

(iii)	The Adviser is, and will remain, in compliance with all applicable laws, rules, and regulations, and has the requisite authority to enter into and perform this Agreement.

(iv)	The Adviser will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify it from serving as investment adviser to a registered investment company under Section 9(a) of the 1940 Act or otherwise.

(v)	The Trust has adopted a written code of ethics that complies with Rule 17j-1 under the 1940 Act and that the Adviser will provide the Sub-Adviser with a copy of such code of ethics, as may be amended from time to time.

(b)	Representations of the Sub-Adviser. The Sub-Adviser hereby represents, warrants and agrees that:

(i)	The Sub-Adviser is, and will remain at all times during the term of this Agreement, duly registered with the Securities and Exchange Commission as an investment adviser under the Advisers Act, is duly organized and in good standing under the laws of the State of Massachusetts and is not prohibited by the 1940 Act, the Advisers Act, or any other applicable law, regulation, or order from performing its obligations under this Agreement.

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(ii)	The Sub-Adviser has all necessary power and authority to enter into and perform this Agreement and will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify it from serving as an investment adviser to a registered investment company under Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser is, and will remain, in compliance with all requirements imposed by applicable law, regulation, or order, and any applicable requirements of any regulatory or industry self-regulatory authority necessary to perform the services contemplated by this Agreement.

(iii)	The Sub-Adviser is not, and during the term of this Agreement will not knowingly become, an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of the Adviser, the Trust, or the Former Sub-Adviser.

(iv)	The Sub-Adviser has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, and will share with the Adviser, which may be shared electronically, such code of ethics and evidence of its adoption. Within forty-five (45) days after the end of each calendar year during the term of this Agreement, and as otherwise reasonably requested, the Sub-Adviser will certify in writing to the Adviser that it has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the preceding year, and that there has been no material violation of its code of ethics, or if any such material violation has occurred, that appropriate action has been taken. Upon the written request of the Adviser, the Sub-Adviser will make available for examination by the Adviser, its employees, or agents, the reports and records required to be maintained under Rule 17j-1 and Rule 204A-1 and all other records relevant to the Sub-Adviser’s code of ethics.

(v)	The Sub-Adviser has provided the Adviser and the Trust with a copy of its Form ADV, as most recently filed with the SEC, and will promptly furnish copies of any amendments at least annually or upon request, reflecting all material changes as required by the Advisers Act.

(vi)	The Sub-Adviser will maintain, at its own expense, adequate errors and omissions or professional liability insurance coverage as is customary for similarly situated investment advisers providing services to registered investment companies.

(vii)	The Sub-Adviser represents that the investment strategy managed by the Sub-Adviser under this Agreement has sufficient capacity for the Fund to ensure that the Fund has the continuing right and ability to invest in such strategy, without reduction or dilution as a result of the Sub-Adviser’s acceptance of new clients or the expansion of existing client mandates in the same strategy.

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(viii)	The Sub-Adviser shall not be responsible for: (i) making tax reclaim filings in respect of any taxes deducted at source (e.g., pursuant to treaty or domestic law provisions); (ii) maintaining or providing tax-related documentation to relevant parties that may be required to satisfy applicable information tax reporting regimes (e.g., the U.S. Foreign Account Tax Compliance Act), treaty, repatriation and similar requirements; (iii) providing the Trust, the Fund or the Board with tax reporting or tax advice; (iv) establishing and maintaining relationships with local tax agents, if required; (v) performing its duties in a manner that will minimize taxes; (vi) managing or evaluating the amount, timing and/or U.S. federal tax character of the Fund’s distributable income and/or capital gains or (vii) managing or reviewing compliance with the Fund’s requirements to meet the gross income and diversification requirements of Sections 851(b)(2) and 851(b)(3) of the Internal Revenue Code of 1986, as amended.

16.            Confidentiality. The Adviser and the Sub-Adviser agree that the terms of this Agreement and any nonpublic information exchanged between them in connection with this Agreement shall be treated as confidential and shall not be disclosed to any third party except as required by applicable law, rule, or regulation (including, without limitation, the 1940 Act), the requirements of any regulatory or governmental authority, or in connection with routine or special filings, including as exhibits to registration statements or other disclosures required by regulatory authorities. Each party may disclose such information to its respective directors, Trustees, officers, employees, affiliates, auditors, accountants, legal counsel, and compliance professionals, and, in the case of the Adviser, to the Board, the Trust, and service providers, in each case only as reasonably necessary to perform or oversee this Agreement and subject to customary confidentiality obligations. If disclosure is required by legal process or regulatory request, the disclosing party shall, to the extent legally permissible, provide prompt written notice to the other party prior to such disclosure to allow a reasonable opportunity to seek confidential treatment or other remedy. Except as otherwise provided in this Section, neither party shall disclose the terms of this Agreement to any other person or entity without the prior written consent of the other party. Notwithstanding anything to the contrary, nothing herein shall restrict the Board or the Trust from making such disclosures as they determine necessary or appropriate to fulfill fiduciary, legal, regulatory, or oversight obligations. The obligations of confidentiality set forth in this Section shall survive termination of this Agreement.

17.            Non-Solicitation of Employees. During the term of this Agreement and for a period of one year thereafter, neither party nor their affiliates shall, without the other party’s prior written consent, solicit for employment any employee of the other party or its affiliates; provided that this restriction does not apply to general employment solicitations or applications initiated by the employee.

18.            Structure of Agreement. This Agreement is entered into solely between the Adviser and the Sub-Adviser with respect to the Fund, and (a) no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (b) under no

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circumstances shall the Sub-Adviser have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Adviser and the Sub-Adviser with respect to the Fund, and do not make the Trust a party to this Agreement.

19.            Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

20.            Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.

21.            Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

22.            Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

LONG SHORT ADVISORS, LLC

/s/ Matthew E. West

By: Matthew E. West

Title: CEO

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

/s/ Philip Zachos

By: Philip Zachos

Title: General Counsel

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EXHIBIT A

(Compensation and Expenses)

1.               Sub-Advisory Fee. As full compensation for services provided under this Agreement, the Adviser shall pay to the Sub-Adviser a fee equal to fifty percent (50%) of the net management fee actually received by the Adviser from the Fund for the applicable period. For purposes of this Exhibit A, the term “net management fee” means the management fee paid by the Fund to the Adviser, less any expense reimbursements and any platform, networking, intermediary, or similar fees (including, without limitation, shareholder servicing fees, sub-transfer agency fees, omnibus fees, networking fees, and any other distribution-related or intermediary fees) paid or reimbursed by the Adviser to the Fund or to third-party service providers, and less any waivers, reimbursements, or reductions to the management fee pursuant to any expense limitation agreement or similar arrangement, in each case, to the extent such amounts accrue on or after the effective date of this Agreement and are attributable to periods on or after such effective date, pursuant to the Fund’s prospectus, statement of additional information, or any applicable expense limitation agreement. For the avoidance of doubt, the Sub-Adviser will not pay any fees and/or expenses that exceed the management fee.

2.               Calculation and Payment. The Sub-Advisory Fee shall be calculated as of the last business day of each calendar quarter and shall be payable by the Adviser to the Sub-Adviser within thirty (30) days following the end of each such quarter. If the effective date of this Agreement is any day other than the first day of a calendar quarter, or if this Agreement terminates on any day other than the last day of a calendar quarter, the Sub-Advisory Fee for such partial quarter shall be pro-rated based on the number of days during which the Agreement was in effect in such quarter relative to the total number of days in that quarter. All amounts shall be paid gross of taxes and/or other levies (i.e., in the event that taxes or other levies are applicable, payments shall be increased in such a way that after deductions and/or withholding, the net amount paid corresponds to the agreed Sub-Advisory Fee).

3.               Recoupment of Waived Fees. If, in connection with any expense limitation agreement, waiver, or reimbursement arrangement applicable to the Fund, the Sub-Adviser waives or reimburses any portion of its sub-advisory fee otherwise payable under this Agreement, the Sub-Adviser shall have the right to recoup such waived or reimbursed amounts, to the extent permitted by applicable law and the Fund’s governing documents, prospectus, and statement of additional information. The amount available for recoupment by the Sub-Adviser in any period shall be determined proportionally, based on the ratio of the Sub-Adviser's share of the management fee to the total management fee subject to waiver or reimbursement, and shall be limited to fees waived or reimbursed by the Sub-Adviser during periods commencing on or after the effective date of this Agreement. For the avoidance of doubt, the Sub-Adviser shall not be subordinated to, or responsible for, any recoupment balances or fee waivers attributable to periods prior to the effective date of this Agreement, and the Adviser shall not exercise its recoupment rights with respect to pre-existing balances in a manner that impairs or limits the Sub-Adviser’s ability to

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recoup its own waived fees hereunder. The Adviser and Sub-Adviser shall cooperate in good faith to administer recoupment in a manner that is equitable and consistent with the terms of this Agreement and applicable Fund policies.

4.               Expenses. The Sub-Adviser shall bear its own ordinary operating and overhead expenses incurred in connection with the performance of its services under the Agreement, including compensation and benefits for personnel, rent, utilities, equipment, general administrative costs, and routine compliance costs.

5.               No Payment by the Fund. The Fund shall not pay any fee or expense directly to the Sub-Adviser. All compensation owed to the Sub-Adviser pursuant to this Exhibit A shall be paid solely by the Adviser.

6.               Survival. The Sub-Adviser’s right to receive compensation for services performed incurred through the effective date of termination of the Agreement shall survive such termination.

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EXHIBIT B

Investment Guidelines

The Sub-Adviser seeks to achieve the Fund’s investment objective by implementing a significantly net long investment strategy that permits investments in global markets, primarily in equities, but also including securities of all types and other instruments and rights of a financial character. The Sub-Adviser expects to provide some protection against market drawdowns.

The Sub-Adviser seeks to establish long positions in high quality stocks while shorting those it deems to be of low quality. A high quality company is generally one that the Sub Adviser believes has an established business that will deliver a high level of return on past investments A low quality company is generally one that the Sub-Adviser believes has uncertain profitability based on a risky business model, questionable capital allocation, low barriers to entry, excessive leverage and/or other considerations.

Permissible Investments

• Equities

• Swap Contracts and Contracts for Differences

• Short Investment Exposure

• Preferred Stocks

• Currency Transactions

• Depositary Receipts

• REITs and Other Real Estate-Related Investments

• Warrants and Rights

• Cash and “Cash-Like” Investments

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